EXHIBIT 99.1

Lakeland Bancorp Announces Repurchase of Outstanding Preferred Stock Issued Under the TARP Capital Purchase Program

OAK RIDGE, N.J., Feb. 8, 2012 (GLOBE NEWSWIRE) -- Lakeland Bancorp, Inc. (Nasdaq:LBAI), the holding company for Lakeland Bank, today announced that it redeemed the remaining outstanding 19,000 shares of the Company's Fixed Rate Cumulative Perpetual Preferred Stock, Series A ("Preferred Stock") that was issued to the U.S. Department of the Treasury ("Treasury") under the Capital Purchase Program on February 6, 2009. Lakeland paid approximately $19.2 million to the Treasury to repurchase the Preferred Stock, which included payment for accrued and unpaid dividends for the shares. This final repayment, or redemption, of the Preferred Stock will result in annualized savings of $1.2 million due to the elimination of the associated preferred dividends and related discount accretion. A one-time, non-cash charge of $501,000 will be incurred in the first quarter of 2012 due to the acceleration of the Preferred Stock discount accretion.

"We are very pleased to have repaid the final remaining $19 million of the original $59 million investment that we received under the Capital Purchase Program," said Thomas J. Shara, Lakeland's President and CEO. "We believe that Lakeland's continued strong financial performance and the pace of the economic recovery supports our decision to repay Treasury's investment and exit the Capital Purchase Program at this time."

In connection with the February 2009 issuance of the Preferred Stock, Lakeland had issued to the Treasury a Warrant to purchase 997,049 shares of common stock at an exercise price of $8.88 (adjusted for the stock dividend issued in February 2011). This Warrant is still held by the Treasury and remains outstanding at this time. Pursuant to the Securities Purchase Agreement governing the Treasury's investment, Lakeland will determine within 15 days from the redemption date whether to exercise its option to repurchase the Warrant at fair market value.

About Lakeland Bancorp and Lakeland Bank:

Lakeland Bancorp, the holding company for Lakeland Bank, has an asset base of approximately $2.8 billion and 47 offices spanning six northwestern New Jersey counties: Bergen, Essex, Morris, Passaic, Sussex and Warren. Lakeland Bank offers an extensive array of consumer and commercial products and services, including online banking, localized commercial lending teams, and 24-hour or less turnaround time on consumer loan applications. For more information about the bank's full line of products and services, visit www.lakelandbank.com.

Forward-Looking Statements:

The information disclosed in this document includes various forward-looking statements (with respect to corporate objectives, trends, and other financial and business matters) that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words "anticipates", "projects", "intends", "estimates", "expects", "believes", "plans", "may", "will", "should", "could", and other similar expressions are intended to identify such forward-looking statements. Lakeland cautions that these forward-looking statements are necessarily speculative and speak only as of the date made, and are subject to numerous assumptions, risks and uncertainties, all of which may change over time. Actual results could differ materially from such forward-looking statements. The following factors, among others, could cause actual results to differ materially and adversely from such forward-looking statements: changes in the financial services industry and the U.S. and global capital markets, changes in economic conditions nationally, regionally and in the Company's markets, the nature and timing of actions of the Federal Reserve Board and other regulators, the nature and timing of legislation affecting the financial services industry, government intervention in the U.S. financial system, passage by the U.S. Congress of legislation which unilaterally amends the terms of the U.S. Department of the Treasury's preferred stock investment in the Company, changes in levels of market interest rates, pricing pressures on loan and deposit products, credit risks of the Company's lending and leasing activities, customers' acceptance of the Company's products and services and competition. Any statements made by Lakeland that are not historical facts should be considered to be forward-looking statements. Lakeland is not obligated to update and does not undertake to update any of its forward-looking statements made herein.

CONTACT: Thomas J. Shara
         President & CEO

         Joseph F. Hurley
         EVP & CFO
         973-697-2000